UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to §240.14a-12

Tribune Publishing Company

(Name of Registrant as Specified In Its Charter)

Gannett Co., Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gannett Urges Tribune Stockholders to “WITHHOLD” Votes In Connection with

Tribune Annual Meeting

MCLEAN, Va.—May 26, 2016 - Gannett Co., Inc. (NYSE: GCI) (“Gannett” or the “Company”) today urged Tribune Publishing Company’s (NYSE: TPUB) (“Tribune”) stockholders to “WITHHOLD” their votes in connection with the election of directors at the Tribune 2016 Annual Meeting of Stockholders to be held on June 2, 2016. Gannett encourages Tribune stockholders to deliver a mandate to the Tribune Board that it should engage constructively with Gannett regarding its $15.00 per share all-cash premium offer to acquire Tribune. Gannett issued the following statement:

The Gannett $15.00 per share all-cash premium offer would provide Tribune stockholders with superior and certain value for their shares. Gannett continues to believe a strong “WITHHOLD” vote by Tribune stockholders on Tribune’s nominees would send a clear message that the Tribune Board should immediately engage with Gannett in a constructive manner regarding its offer to acquire Tribune.

Gannett noted that multiple Tribune stockholders have publicly voiced their objections to the behavior of Tribune’s Board. A major stockholder, Towle & Co., wrote to Tribune’s Board: “…[S]tacking the Board and ownership in favor of one particular view is not good governance. In fact, your brazen efforts of late have disrupted our belief in fair play. We now believe your primary interest is self-interest. You have fully demonstrated a lack of concern for the majority of unaffiliated shareholders whom we believe want a fair and reasonable transaction with Gannett.”1

On May 23, 2016, Tribune announced a transaction in which it issued 4.7 million shares of Tribune common stock to a single investor and appointed this investor to the Tribune Board. Since February 2016, the Tribune Board has approved the issuance of common stock to two stockholders which has increased the number of outstanding shares by approximately 37 percent. This includes the issuance of 5.2 million shares of Tribune common stock to an entity controlled by Tribune Chairman Michael Ferro at $8.50 per share. The Tribune Board did not seek stockholder approval for either of these issuances. In addition, since February 2016, two-thirds of the Tribune Board has been reconstituted with directors who appear to be hand-picked by Mr. Ferro.

Gannett will review whether to proceed with its acquisition offer taking into account the results of the “WITHHOLD” vote at Tribune’s 2016 Annual Meeting and the latest Tribune actions, including its response to Gannett’s $15.00 per share offer.

Gannett’s revised $15.00 all-cash offer represents a premium of 99% to the $7.52 closing price of Tribune’s common stock on April 22, 2016, the last trading day before Gannett publicly announced its initial offer for Tribune.

Gannett urges Tribune stockholders to vote the GOLD proxy card to “WITHHOLD” votes from the election of all eight Tribune directors: Carol Crenshaw, Justin C. Dearborn, David E. Dibble, Michael W. Ferro, Jr., Philip G. Franklin, Eddy W. Hartenstein, Richard A. Reck and Donald Tang.

[1]	Towle & Co., Letter to Tribune Board of Directors, 24 May 2016. None of the persons or entities quoted are a party to or have endorsed Gannett’s proxy solicitation. Gannett has neither sought nor obtained the consent of persons or entities to use quotations in its proxy solicitation.

Stockholders who need assistance in voting their shares or who have other questions, may contact Innisfree M&A Incorporated, Gannett’s proxy solicitor, toll-free at (888) 750-5834.

Methuselah Advisors is acting as the exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

ABOUT GANNETT

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across the nation. Through trusted, compelling content and unmatched local-to-national reach, the company touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

FORWARD LOOKING STATEMENTS

Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Tribune by Gannett and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the ability of Gannett and Tribune to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in business strategies, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate Tribune’s operations and employees with Gannett’s existing business. Additional information regarding risks, trends, uncertainties and other factors that may cause actual results to differ materially from these forward-looking statements is available in Gannett’s filings with the U.S. Securities and Exchange Commission, including Gannett’s annual report on Form 10-K. Any forward-looking statements should be evaluated in light of these important risk factors. Gannett is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Gannett has made for a business combination transaction with Tribune. In furtherance of this proposal and subject to future developments, Gannett (and, if a negotiated transaction is agreed, Tribune) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Gannett and/or Tribune may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PROXY STATEMENTS OR OTHER DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement with respect to the proposed transaction (if and when available) will be mailed to stockholders of Tribune. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder with respect to the proposed transaction. However, Gannett and/or Tribune and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Gannett’s directors and executive officers in Gannett’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 23, 2016, and Gannett’s annual report on Form 10-K for the fiscal year ended December 27, 2015, which was filed with the SEC on February 25, 2016. You can find information about Tribune’s directors and executive officers in Tribune’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 19, 2016. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.

CONTACT:

FOR MEDIA INQUIRIES:

Amber Allman, 703-854-5358

Vice President, Corporate Communications

aallman@gannett.com

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Michael Freitag / Ed Trissel, 212-355-4449

FOR INVESTOR INQUIRIES:

Michael Dickerson, 703-854-6185

Vice President, Investor Relations

mdickerson@gannett.com

or

Innisfree M&A Incorporated

Art Crozier / Jennifer Shotwell / Larry Miller, (212) 750-5833